CALCULATION OF REGISTRATION FEE

Title of each class of securities To be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.01 per share	5,750,000	$30.50	$175,375,000	$20,098

(1)	Includes 750,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-174318

Prospectus Supplement

(To prospectus, dated May 18, 2011)

5,000,000 shares

Common stock

We are offering 5,000,000 shares of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “AREX.” On September 19, 2012, the last sale price of the shares as reported on the NASDAQ Global Select Market was $30.77 per share.

	Per Share	Total

Public offering price	$30.50000	$152,500,000

Underwriting discount	$1.44875	$7,243,750

Proceeds, before expenses, to us	$29.05125	$145,256,250

We have granted the underwriters a 30-day option to purchase up to 750,000 additional shares of our common stock to cover over-allotments, if any.

Investing in our common stock involves risk. See “Risk factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares will be made to investors on or about September 25, 2012.

Sole book-running manager

J.P. Morgan

Co-managers

KeyBanc Capital Markets

RBC Capital Markets

Wells Fargo Securities

Scotiabank / Howard Weil

Wunderlich Securities

September 19 , 2012

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About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement and the documents incorporated by reference herein, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock or this offering. If the information relating to the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security.

In this prospectus supplement, the “Company,” “we,” “us,” “our” or “ours” refer to Approach Resources Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

Where you can find more information

We file annual, quarterly and current reports and other information (File No. 001-33801) with the Securities and Exchange Commission, which we refer to as the “SEC,” pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

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•

our Current Reports on Form 8-K filed on February 21, 2012 (with respect to Items 5.02 and 9.01 only), May 7, 2012, June 1, 2012, September 13, 2012 and September 18, 2012 (with respect to Items 8.01 and 9.01 only);

•	our Definitive Proxy Statement on Schedule 14A filed on April 20, 2012 (those parts incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011); and

•

the description of our common stock contained in our registration statement on Form 8-A12B filed on November 5, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

Attention: Executive Vice President and General Counsel

(817) 989-9000

We also maintain a website at http://www.approachresources.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus, and you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference when making a decision as to whether to buy our common stock in this offering.

Cautionary statement regarding forward-looking statements

Various statements contained in or incorporated by reference into this prospectus supplement that express a belief, expectation or intention, or that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Exchange Act. The forward-looking statements may include projections and estimates concerning the timing and

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success of specific projects and our future reserves, production, revenues, income and capital spending. When we use the words “will,” “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” or their negatives, other similar expressions or the statements that include those words, it usually is a forward-looking statement.

These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the known material factors detailed below and discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, and our subsequent SEC filings. All forward-looking statements contained in this prospectus supplement speak only as of the date of this prospectus supplement, and all forward-looking statements incorporated by reference into this prospectus supplement speak only as of the dates such statements were issued. We expressly disclaim all responsibility to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	uncertainties in drilling and exploring for, and producing, oil and gas;

•	uncertainty of commodity prices for oil, NGLs and gas;

•	overall United States and global economic and financial conditions;

•	domestic and foreign demand and supply for oil, NGLs, gas and the products derived from such hydrocarbons;

•	our inability to obtain additional financing necessary to fund our operations and capital expenditures and to meet our other obligations;

•	disruption of credit and capital markets;

•	our financial position;

•	our cash flows and liquidity;

•

disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver our gas and NGLs and other processing and transportation considerations, including limited availability of oil hauling trucks in the Permian Basin, our primary area of operation;

•	marketing of oil, NGLs and gas;

•	high costs, shortages, delivery delays or unavailability of drilling and completion equipment, materials, labor or other services;

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•	competition in the oil and gas industry;

•	the effects of government regulation and permitting and other legal requirements;

•	uncertainty regarding our future operating results;

•	interpretation of 3-D seismic data;

•	replacing our oil, NGL and gas reserves;

•	our inability to retain and attract key personnel;

•	our business strategy, including our ability to recover oil, NGLs and gas in place associated with our Wolfcamp oil shale resource play in the Permian Basin;

•	development of our current asset base or property acquisitions;

•	estimated quantities of oil, NGL and gas reserves;

•	plans, objectives, expectations and intentions contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate herein by reference that are not historical; and

•	the other risks described in this prospectus supplement, the accompanying prospectus and the documents we incorporate herein by reference.

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Summary

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk factors” commencing on page S-10 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, which are incorporated by reference in this prospectus supplement, for more information about known material factors you should consider before investing in our common stock in this offering. The estimates of our proved reserves as of June 30, 2012 and December 31, 2011, included in this prospectus supplement are based on the reserve reports prepared by DeGolyer and MacNaughton, our independent petroleum engineers, which reports are filed as exhibits to our Current Report on Form 8-K filed on September 18, 2012, and our Annual Report on Form 10-K for the year ended December 31, 2011, respectively, and are incorporated herein by reference.

Our company

Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of oil and gas properties. We focus on oil and gas reserves in oil shale and tight gas sands in the Permian Basin in West Texas, where we lease approximately 146,000 net acres. Our drilling targets include the Clearfork, Wolfcamp Shale, Canyon Sands, Strawn and Ellenburger zones. Our management and technical team have a proven track record of finding and developing reserves through advanced drilling and completion techniques. As the operator of all of our estimated proved reserves and production, we have a high degree of control over capital expenditures and other operating matters.

Since our inception, we have increased production and reserves primarily through our drilling program. In October 2010, we announced the discovery of the Wolfcamp oil shale resource play in the southern Midland Basin of the greater Permian Basin. The Wolfcamp shale is unique in that the pay zone is 1,000 to 1,200 feet thick, whereas a typical shale formation ranges from 150 to 300 feet in thickness. To better define and study this extensive column of rock, we have classified the Wolfcamp into four zones or “benches”: A, B, C and D. Effectively developing the Wolfcamp shale may involve up to three lateral wellbores, each targeting a different interval: the Wolfcamp A, B and C. We currently estimate that we have 500 potential horizontal Wolfcamp locations, 1,825 potential vertical Clearfork and Wolfcamp Shale locations, 440 potential vertical Canyon, Clearfork and Wolfcamp locations and 190 potential Clearfork and Wolfcamp recompletions. Since 2004, we have drilled approximately 590 vertical wells and 28 horizontal wells.

In 2011, we launched a horizontal pilot program to test the Wolfcamp B bench. The pilot proved successful, and we have now transitioned into a development mode in this section of the Wolfcamp shale. During 2012, we are testing the Wolfcamp A and C zones with horizontal pilot wells, and we are evaluating closer spacing between horizontal wells. The development of multiple zones in the Wolfcamp and closer spacing between wells could result in an increase in potential horizontal Wolfcamp locations. Any increase in horizontal locations likely would result in a decrease in vertical locations.

In addition to publicly-available well data, we use internal information from cores, 3-D seismic, microseismic, open-hole logging and reservoir engineering to define the extent of targeted intervals, the ability of such intervals to produce commercial quantities of hydrocarbons and the number of potential locations. The timing of drilling our identified potential locations is subject to a number of uncertainties and influenced by several factors, including commodity prices, capital requirements, well-spacing requirements and a continuation of positive results from both our horizontal and vertical drilling program.

Our average daily production for the three months ended June 30, 2012, was approximately 7.7 MBoe/d, made up of 33% oil, 32% NGLs and 35% natural gas. Our estimated proved reserves as of June 30, 2012, were 83.7 MMBoe, made up of 28% oil, 36% NGLs and 36% natural gas. Oil proved reserves at June 30, 2012, were 23.5 MMBbls, an increase of 30% and 132% over year-end 2011 and mid-year 2011 oil proved reserves, respectively. We expect our oil and NGL production and proved reserves to continue to increase as we develop the Wolfcamp oil shale resource play.

Business strategy

Our goal is to build long-term stockholder value by growing reserves and production in a cost-efficient manner. To accomplish our goal, we plan to carry out a balanced program of (1) developing our multi-year inventory in the Wolfcamp oil shale resource play, (2) operating as a low-cost producer, (3) pursuing strategic, complementary acquisitions and (4) maintaining financial flexibility. The following are key elements of our strategy:

•

Develop our Wolfcamp oil shale resource play.    We believe we have a large inventory of drilling locations that provide us the ability to continue to increase production and reserves at a competitive cost. We plan to dedicate substantially all of our 2012 and 2013 exploration and development drilling budget to the Wolfcamp oil shale resource play, where we target the Wolfcamp shale with horizontal wells and the Clearfork and Wolfcamp shale with vertical wells. Focusing on the Wolfcamp oil shale resource play allows us to develop operating, technical and regional expertise important to interpreting geological and operating trends, enhancing production rates and maximizing well recovery.

•

Operate our properties as a low-cost producer.    We strive to minimize our operating costs by concentrating our assets within geographic areas where we can consolidate operating control and, thus, create operating efficiencies. We operate 100% of our reserve base and plan to continue to operate a substantial portion of our producing properties in the future. Operating control allows us to better manage timing and risk as well as the cost of exploration and development, drilling and ongoing operations.

•

Acquire strategic, complementary assets.    We continually review opportunities to acquire producing properties, undeveloped acreage and drilling prospects in our existing core area in the Permian Basin. We focus particularly on opportunities where we believe our operational efficiency, reservoir management and geological expertise in unconventional oil and gas properties will enhance value and performance. We remain focused on unconventional resource opportunities, but will also look at conventional opportunities based on individual project economics and strategic fit.

•

Maintain financial flexibility.    We believe that a strong balance sheet and liquidity provide us with significant financial flexibility to pursue our strategic and financial objectives. Also, we may from time to time enter into commodity price swaps and collars to partially mitigate the risk of commodity price volatility. Furthermore, during times of severe price declines, we may reduce capital expenditures and curtail drilling to preserve our financial flexibility and the net asset value of our existing proved reserves.

2012 Capital program and 2013 outlook

Our drilling activity has been and will continue to be focused on our oil and liquids-rich opportunities in the southern Midland Basin. Total capital expenditures in 2012 are expected to be approximately $260 million. The 2012 drilling program includes operating two horizontal rigs, one vertical rig and one workover rig to recomplete wells in the Clearfork and Wolfcamp zones.

We plan to add a third horizontal rig to our drilling program in January 2013 to accelerate the development of our Wolfcamp oil shale play. Our preliminary 2013 capital expenditure budget is $260 million and includes operating three horizontal rigs and one vertical rig to drill approximately 35-40 horizontal wells and 12 vertical wells, respectively We also plan to recomplete 10 wells in the Wolffork in 2013. The preliminary 2013 capital budget excludes acquisitions.

Our 2012 and 2013 capital budgets are subject to change depending upon a number of factors, including additional data on our Wolfcamp oil shale resource play, results of horizontal and vertical drilling and recompletions, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, NGLs and gas, the availability of sufficient capital resources for drilling prospects, our financial results and the availability of lease extensions and renewals on reasonable terms.

Recent developments

Wolfcamp oil shale resource play

Our average, initial 24-hour production rate for 10 recent horizontal Wolfcamp B wells is approximately 918 Boe/d, made up of 82% oil and 92% total liquids. We also recently drilled and completed three horizontal Wolfcamp B wells that produced at an average initial rate of approximately 500 Boe/d, made up of 62% oil and 83% total liquids. The average drilled and completed lateral length for these three wells was 6,360 feet, including one well that was drilled and completed to 3,708 feet. As part of our ongoing efforts to decrease completion costs, we reduced the amount of certain chemicals used in completing these three wells. We believe this change in chemical composition negatively affected the initial production of these wells. We have since drilled and completed the Cinco Terry J 1003H well (7,834-feet lateral) and University 45 D 905H well (8,961-feet lateral) with 30 stages and 34 stages, respectively. The Cinco Terry J 1003H well targets the Wolfcamp B bench and the University 45 D 905H well targets the Wolfcamp A bench. Both wells were completed with our prior frac fluid program and are in the early stages of flowing back frac fluids.

We are also testing the Wolfcamp A and C zones with horizontal pilot wells, and are evaluating closer spacing between horizontal wells. Closer spacing between wells and the development of multiple zones in the Wolfcamp could increase our potential horizontal locations. Any increase in horizontal locations would result in a decrease in vertical locations.

Estimated proved reserves

Estimated proved reserves at June 30, 2012, were 83.7 MMBoe, an increase of 9% and 25% over year-end 2011 and mid-year 2011 proved reserves, respectively. Estimated proved oil reserves at June 30, 2012, were 23.5 MMBbls, an increase of 30% and 132% over year-end 2011 and mid-year 2011 proved oil reserves, respectively. The Company’s estimated proved reserves were 28% oil, 36% NGLs and 36% natural gas at June 30, 2012, compared to 23% oil, 38% NGLs and 39% natural gas at year-end 2011. Reserve growth for the first half of 2012 was driven by our drilling program in Project Pangea targeting the Wolfcamp oil shale and the Clearfork and Wolfcamp formations.

The standardized after-tax measure of discounted future net cash flows (the “standardized measure”), for our proved reserves at June 30, 2012, was $447.9 million. The pre-tax present value of our proved reserves discounted at 10% (“PV-10”), was estimated at $755.2 million. Proved reserves volumes and PV-10 were prepared using prices of $90.13 per Bbl of oil, $50.07 per Bbl of NGLs and $3.36 per Mcf of natural gas. See “—Summary production and reserve data—Reconciliation of standardized measure to PV-10” for our definition of PV-10 and reconciliation to standardized measure, the most comparable GAAP measure.

Financial update

At June 30, 2012, we had a $300 million revolving credit facility with a $270 million borrowing base and $145.4 million outstanding. We maintain a simple, conservative financial profile in order to preserve operational flexibility and financial stability. At June 30, 2012, our total debt of approximately $145.4 million was 1.81 times our annualized EBITDAX, a non-GAAP financial measure. See “—Summary condensed consolidated financial data—Reconciliation of EBITDAX to net (loss) income” for our definition of EBITDAX and reconciliation to net (loss) income, the most comparable GAAP measure. We believe that our operating cash flow and liquidity provide us with the ability to execute our planned exploration and development activities. At September 14, 2012, we had $194.6 million outstanding under our revolving credit facility.

We intend to use proceeds of this offering primarily to fund our capital expenditures for the development of our Wolfcamp oil shale resource play and for general working capital needs. See “Use of proceeds.” Also, we are actively considering additional financing alternatives, including potential long-term debt financing, to provide us with increased financial flexibility to pursue our strategic and financial objectives.

Corporate information

Our principal executive offices are located at One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, and our telephone number is (817) 989-9000. We maintain a website at http://www.approachresources.com. However, the information on our website is not part of this prospectus supplement or the accompanying prospectus, and you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference when making a decision as to whether to buy our common stock in this offering.

The offering

Common stock offered by us	5,000,000 shares (or up to 5,750,000 shares if the underwriters exercise in full their option to purchase an additional 750,000 shares).

Common stock to be outstanding after this offering (1)	38,544,904 shares (or up to 39,294,904 shares if the underwriters exercise in full their option to purchase an additional 750,000 shares).

Use of proceeds	The net proceeds from this offering will be approximately $145.0 million ($166.8 million if the underwriters exercise in full their option to purchase additional shares) after deducting fees and expenses (including underwriting discounts and commissions). We intend to use the net proceeds from this offering primarily to fund our capital expenditures for the development of our Wolfcamp oil shale resource play and for general working capital needs. Pending such uses, we intend to repay outstanding borrowings under our revolving credit facility, which amounts may be reborrowed in accordance with the terms of the facility. See “Use of proceeds.”

Conflicts of interest	Affiliates of J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC serve as lenders under our revolving credit facility and, in such capacity, will receive a portion of the net proceeds from this offering. See “Conflicts of interest.”

Risk factors	Investing in our common stock involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk factors” and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, prior to making an investment in our common stock. See “Risk factors” beginning on page S-11 of this prospectus supplement.

NASDAQ Global Select Market symbol	AREX

(1)	Based on 33,544,904 shares outstanding as of September 19, 2012. Excludes 43,275 shares of our common stock issuable pursuant to the exercise of outstanding stock options held by our employees, all of which are currently exercisable, at a weighted average exercise price of $12.38 per share.

Summary condensed consolidated financial data

The following table shows selected financial information as of and for the periods indicated. We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, (i) our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference, and (ii) our unaudited consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which is incorporated herein by reference. This summary table should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in each of our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which are incorporated herein by reference.

	Years ended December 31,			Six months ended June 30,
(in thousands, except per-share data)	2009	2010	2011	2011	2012

Operating Results Data

Revenues
Oil, NGL and gas sales	$40,648	$57,581	$108,387	$49,306	$60,545

Expenses
Lease operating	7,777	8,555	13,328	6,256	9,271
Severance and production taxes	1,996	2,990	5,806	2,804	3,013
Exploration	1,621	2,589	9,546	4,908	1,249
Impairment	2,964	2,622	18,476	—	—
General and administrative	10,617	11,422	17,900	8,093	10,815
Depletion, depreciation and amortization	24,660	22,224	32,475	14,039	25,626

Total expenses	49,635	50,402	97,531	36,100	49,974

Operating (loss) income	$(8,987)	$7,179	$10,856	$13,206	$10,571

Other
Interest expense, net	(1,787)	(2,189)	(3,402)	(1,375)	(2,267)
Realized gain (loss) on commodity derivatives	14,659	5,784	3,375	262	(123)
Unrealized (loss) gain on commodity derivatives	(9,899)	788	(347)	2,082	6,767
Gain on sale of oil and gas properties, net of foreign currency transaction loss	—	—	248	491	—

(Loss) income before income tax (benefit) provision	$(6,014)	$11,562	$10,730	$14,666	$14,948
Income tax (benefit) provision	(785)	4,100	3,488	5,213	5,372

Net (loss) income	$(5,229)	$7,462	$7,242	$9,453	$9,576

	Years ended December 31,			Six months ended June 30,
(in thousands, except per-share data)	2009	2010	2011	2011	2012

(Loss) earnings per share
Basic	$(0.25)	$0.34	$0.25	$0.33	$0.29

Diluted	$(0.25)	$0.34	$0.25	$0.33	$0.29

Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$39,761	$42,377	$95,770	$46,067	$46,124
Investing activities	(29,553)	(91,346)	(284,758)	(161,883)	(148,300)
Financing activities	(11,618)	69,748	165,843	93,180	102,277

Balance Sheet Data (as of period end)
Cash and cash equivalents	$2,685	$23,465	$301	$831	$402
Other current assets	9,318	17,865	11,085	12,986	13,420
Property, equipment, net, successful efforts method	304,483	369,210	595,284	513,505	717,045
Other assets	2,440	2,549	1,224	3,242	3,471

Total assets	$318,926	$413,089	$607,894	$530,564	$734,338

Current liabilities	21,996	29,240	43,625	36,325	51,382
Long-term debt	32,319	—	43,800	93,550	145,400
Other long-term liabilities	44,115	50,903	53,020	55,887	57,223
Stockholders’ equity	220,496	332,946	467,449	344,802	480,333

Total liabilities and stockholders’ equity	$318,926	$413,089	$607,894	$530,564	$734,338

Other Financial Data (as of period end)
EBITDAX(1)	$36,743	$43,026	$79,411	$34,963	$40,866

(1)	EBITDAX is a non-GAAP financial measure. For a reconciliation of EBITDAX to net (loss) income see “—Reconciliation of EBITDAX to net (loss) income” below.

Reconciliation of EBITDAX to net (loss) income

We define EBITDAX as net income, plus (1) exploration expense, (2) impairment expense, (3) depletion, depreciation and amortization expense, (4) share-based compensation expense, (5) unrealized loss (gain) on commodity derivatives, (6) gain on sale of oil and gas properties, (7) interest expense, and (8) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings incorporated by reference in this prospectus supplement and posted on our website.

The following table provides a reconciliation of EBITDAX to net (loss) income.

	December 31,			June 30,
(in thousands, unaudited)	2009	2010	2011	2011	2012

Net (loss) income	$(5,229)	$7,462	$7,242	$9,453	$9,576
Exploration	1,621	2,589	9,546	4,908	1,249
Impairment	2,964	2,622	18,476	—	—
Depletion, depreciation and amortization	24,660	22,224	32,475	14,039	25,626
Share-based compensation	1,826	2,628	4,683	2,548	3,543
Unrealized loss (gain) on commodity derivatives	9,899	(788)	347	(2,082)	(6,767)
Gain on sale of oil and gas properties, net of foreign currency transaction loss	—	—	(248)	(491)	—
Interest expense, net	1,787	2,189	3,402	1,375	2,267
Income tax (benefit) provision	(785)	4,100	3,488	5,213	5,372

EBITDAX	$36,743	$43,026	$79,411	$34,963	$40,866

Summary production and reserve data

The following table sets forth summary data with respect to our oil, NGL and natural gas revenues, production, average product prices and average production costs and expenses for the periods indicated. For additional information on price calculations, see the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in each of our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which are incorporated herein by reference. We determine a barrel of oil equivalent using the ratio of six Mcf of natural gas to one Boe, and one barrel of NGLs to one Boe. The ratios of six Mcf of natural gas to one Boe and one barrel of NGLs to one Boe do not assume price equivalency and, given price differentials, the price for a Boe for natural gas or NGLs may differ significantly from the price for a barrel of oil.

	Years ended December 31,			Six months ended June 30,
(in thousands)	2009	2010	2011	2011	2012

Revenues
Oil	$11,323	$18,640	$42,463	$18,224	$37,114
NGLs	5,919	10,765	41,029	17,289	16,654
Gas	23,406	28,176	24,895	13,793	6,777

Total oil, NGL and gas sales	40,648	57,581	108,387	49,306	60,545
Realized gain (loss) on commodity derivatives	14,659	5,784	3,375	262	(123)

Total oil, NGL and gas sales including derivative impact	$55,307	$63,365	$111,762	$49,568	$60,422

Production
Oil (MBbls)	206	246	482	193	420
NGLs (MBbls)	209	261	798	341	438
Gas (MMcf)	6,320	6,290	6,345	3,260	2,987

Total (MBoe)	1,468	1,556	2,338	1,077	1,356
Total (MBoe/d)	4.0	4.3	6.4	6.0	7.5

Average prices
Oil (per Bbl)	$54.97	$75.67	$88.18	$94.57	$88.28
NGLs (per Bbl)	28.32	41.19	51.39	50.70	38.03
Gas (per Mcf)	3.70	4.48	3.92	4.23	2.27

Total (per Boe)	$27.69	$37.00	$46.37	$45.78	$44.64
Realized gain (loss) on commodity derivatives (per Boe)	9.99	3.72	1.44	0.24	(0.09)

Total including derivative impact (per Boe)	$37.68	$40.72	$47.81	$46.02	$44.55

Costs and expenses (per Boe)
Lease operating (1)	$5.30	$5.50	$5.70	$5.81	$6.84
Severance and production taxes	1.36	1.92	2.48	2.60	2.22
Exploration	1.10	1.66	4.08	4.56	0.92
Impairment	2.02	1.68	7.90	—	—
General and administrative	7.23	7.34	7.66	7.51	7.97
Depletion, depreciation and amortization	16.80	14.28	13.89	13.04	18.90

(1)	Lease operating expenses per Boe include ad valorem taxes.

Proved reserves update

At June 30, 2012, our estimated proved reserves were 83.7 MMBoe, made up of 28% oil, 36% NGLs and 36% gas. At such date, approximately 99.8% of our proved reserves were located in the Permian Basin in Crockett and Schleicher Counties, Texas.

The following table is a summary of our estimated proved reserves at June 30, 2012:

	Reserves
Reserves Category	Oil (MBbls)	NGLs (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Percent (%)

Proved Developed
Permian Basin	5,747	12,760	74,719	30,960	37.0%
East Texas Basin	—	—	1,117	186	0.2

Proved Undeveloped
Permian Basin	17,757	17,183	105,926	52,595	62.8

Total Proved Reserves	23,504	29,943	181,762	83,741	100.0%

Reconciliation of standardized measure to PV-10

PV-10 is our estimate of the present value of future net revenues from estimated proved oil, NGL and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future cash flows. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

The following table shows our reconciliation of our PV-10 to the standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP). The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.”

June 30, 2012
(In thousands)

PV-10	$755,233

Less income taxes:
Undiscounted future income taxes	(664,979)
10% discount factor	357,682

Future discounted income taxes	(307,297)

Standardized measure of discounted future net cash flows	$447,936

We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis.

Risk factors

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements.”

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Common stockholders will be diluted if additional shares are issued.

We may issue additional shares of common stock, preferred stock, depositary shares, warrants, rights, units and debt securities for general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. We continue to actively seek to expand our business through complementary or strategic acquisitions of assets, and we may issue shares of common stock in connection with those acquisitions. We also issue restricted stock to our executive officers, employees and independent directors as part of their compensation. If we issue additional shares of our common stock in the future, it may have a dilutive effect on our existing stockholders.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. Covenants contained in our revolving credit facility restrict the payment of dividends. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

The equity trading markets may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition.

We have a significant level of debt, and could incur additional debt in the future. Our debt could have significant consequences for our business and future prospects.

Our $300 million revolving credit facility currently has a borrowing base of $270 million. The borrowing base is redetermined semi-annually on or before each April 1 and October 1 based on a number of factors, including commodity prices and our oil and gas reserve levels. We or the lenders can each request one additional borrowing base redetermination each calendar year. As of September 14, 2012, we had total outstanding debt of approximately $194.6 million and had $75 million of borrowing capacity available under our revolving credit facility, and unused outstanding letters of credit under our revolving credit facility totaling $350,000. Our debt and the limitations imposed on us by our existing or future debt agreements could have significant consequences for our business and future prospects, including the restriction of our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our common stock or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred stock;

•	create or incur certain liens;

•	make certain acquisitions and investments;

•	redeem or prepay other debt;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries;

•	enter into sale and leaseback transactions; and

•	engage in certain business activities.

As a result of these covenants, we may be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Our ability to comply with some of the covenants and restrictions contained in our revolving credit facility and future debt agreements may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with the covenants, ratios or tests in our revolving credit facility or the indentures governing future indebtedness could result in an event of default under our revolving credit facility, the indentures governing future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If an event of default under our revolving credit facility occurs and remains uncured, the lenders thereunder:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements.

A payment default or an acceleration under our revolving credit facility could also result in an event of default and an acceleration under the indenture governing future indebtedness.

If the indebtedness under the indentures governing future indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, our obligations under our revolving credit facility are collateralized by perfected first priority liens and security interests on substantially all of our Permian Basin assets, and if we are unable to repay our indebtedness under the revolving credit facility, the lenders could seek to foreclose on our assets.

Use of proceeds

The net proceeds from this offering will be approximately $145.0 million ($166.8 million if the underwriters exercise in full their option to purchase additional shares) after deducting fees and expenses (including underwriting discounts and commissions). We intend to use the net proceeds from this offering primarily to fund our capital expenditures for the development of our Wolfcamp oil shale resource play and for general working capital needs. Pending such uses, we intend to repay outstanding borrowings under our revolving credit facility, which amounts may be reborrowed in accordance with the terms of the facility.

Our revolving credit facility matures on July 31, 2014. At June 30, 2012, we had a $300 million revolving credit facility with a borrowing base of $270 million. We had outstanding borrowings of $145.4 million under our revolving credit facility at June 30, 2012, and the weighted average interest rate applicable to our revolving credit facility was 2.7%. Borrowings under our revolving credit facility were incurred primarily to fund our capital expenditures for the development of our Wolfcamp oil shale resource play and for general working capital needs. Any amounts repaid with the proceeds from this offering may be reborrowed in the future.

Affiliates of J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC serve as lenders under our revolving credit facility and, in such capacity, will receive a portion of the net proceeds from this offering. See “Conflicts of interest.”

Capitalization

The following table sets forth our capitalization as of June 30, 2012:

•	on a historical basis; and

•

on an as adjusted basis to give effect to the completion of this offering and our application of the net proceeds from this offering of approximately $145.0 million, after deducting fees and expenses (including underwriting discounts and commissions), in the manner described in “Use of proceeds,” as if the transaction had occurred on June 30, 2012.

You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in the accompanying prospectus.

June 30, 2012 (in thousands)	Historical	As adjusted

Cash and cash equivalents	$402	$402

Long-term debt(a)	$145,400	$394

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized none outstanding	—	—
Common stock, $0.01 par value; 90,000,000 authorized; 33,539,785 actual and 38,539,785, as adjusted, issued and outstanding, respectively	$335	$385
Additional paid-in capital	404,194	549,150
Retained earnings	75,804	75,804

Total stockholders’ equity	$480,333	$625,339

Total capitalization	$625,733	$625,733

(a)	As of September 14, 2012, outstanding borrowings under our revolving credit facility totaled approximately $194.6 million.

Price range of common stock

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “AREX.” The following table shows, for the periods indicated, the high and low reported sale prices for our common stock, as reported on the NASDAQ Global Select Market.

	Sales Price
	High	Low

2010:
First quarter	$9.65	$7.57
Second quarter	9.52	6.32
Third quarter	11.81	6.12
Fourth quarter	23.89	11.00

2011:
First quarter	$34.72	$22.58
Second quarter	34.93	19.13
Third quarter	28.37	15.55
Fourth quarter	33.48	14.14

2012:
First quarter	$38.92	$29.77
Second quarter	39.18	22.36
Third quarter (through September 17, 2012)	34.84	24.08

On September 19, 2012, the last sales price of our common stock as reported on the NASDAQ Global Select Market was $30.77 per share.

As of September 19, 2012, there were approximately 111 holders of records of our common stock.

Dividend policy

We have not paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, as we currently intend to retain all future earnings to fund the development and growth of our business. Our revolving credit facility currently restricts our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

Certain United States federal tax considerations for non-United States holders

The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local, alternative minimum tax or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	United States expatriates;

•

stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	stockholders that hold our common stock as a result of a constructive sale;

•	stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	stockholders that are partnerships or entities treated as partnerships for United States federal income tax purposes, or other pass-through entities, or owners thereof;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

We have not sought any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

No dividends have been declared or paid on our common stock to date. Our revolving credit facility currently restricts our ability to pay cash dividends on our common stock. Accordingly, we do not expect to declare or pay any dividends on our common stock for the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under “Gain on disposition of common stock.” Any dividend paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN properly certifying eligibility for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In such case, we will not have to withhold

United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person as defined under the Code. In addition, a non-U.S. holder described in the first bullet point immediately above that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or lower applicable income tax treaty rate) on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a disposition of our common stock.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal estate tax

If you are an individual, common stock owned or treated as being owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Legislation affecting common stock held through foreign accounts

The Hiring Incentives to Restore Employment Act, enacted on March 18, 2010, generally will impose a withholding tax of 30 percent on any dividends on our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a withholding tax of 30 percent on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect U.S. owners of the entity. Finally, withholding of 30 percent also generally will apply to the gross proceeds of a disposition of our common stock paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Although this legislation currently applies to applicable payments made after December 31, 2012, in recent guidance, the IRS has indicated that Treasury regulations will be issued providing that the withholding provisions described above will apply to payments of dividends on shares of our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Proposed Treasury regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Prospective investors should consult their tax advisors regarding this legislation.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

Certain ERISA considerations

The common stock may be purchased and held by an employee benefit plan, an individual retirement account or other plan, which we refer to as a “Plan,” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA,” Section 4975 of the Code and/or other similar laws. A fiduciary of a Plan subject to ERISA, Section 4975 of the Code and/or such other laws must determine that the purchase and holding of the common stock is consistent with its fiduciary duties. The fiduciary of a Plan subject to ERISA, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as provided under Sections 406 and 408 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of the common stock who is subject to ERISA, Section 4975 of the Code and/or a similar law will be deemed to have represented by its acquisition and holding of the common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as sole book-running manager and representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally (and not jointly) agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	2,500,000
KeyBanc Capital Markets Inc.	875,000
RBC Capital Markets, LLC	750,000
Wells Fargo Securities, LLC	375,000
Howard Weil Incorporated	250,000
Wunderlich Securities, Inc.	250,000

Total	5,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers which may include the underwriters, at such offering price less a selling concession not in excess of $0.86925 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 750,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.44875 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without exercise of option	With exercise of option

Per share	$1.44875	$1.44875
Total	$7,243,750	$8,330,313

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement. These restrictions do not apply to the transfer of (A) shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus, (B) shares of our common stock issued upon the exercise of options granted under our existing stock incentive plan, grants by us of any award under our existing stock incentive plan and the filing by us of any registration statement with the SEC on Form S-8 relating to the offering of securities pursuant to the terms of our existing stock incentive plan; and (C) shares of our common stock to be issued to one or more counterparties in connection with the consummation of a joint venture, collaboration, merger or the acquisition or license of any assets, business products or technology, provided, however, that the aggregate amount of shares of our common stock that may be conveyed pursuant to clause (C) above shall not exceed 5% of our outstanding shares of common stock after giving effect to this offering.

Our directors and executive officers and certain stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, will not, during the period ending 90 days after the date of this prospectus supplement, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. These restrictions do not apply to (A) the transfer of shares of our common stock as a bona fide gift or gifts; (B) the distribution of shares of our common stock to members, partners or stockholders of the executing party; (C) the transfer of shares of our common stock to any trust or family limited partnership for the direct or indirect benefit of the executing party or his or her immediate family, provided that any such transfer shall not involve a disposition for value; (D) the transfer of shares of our common stock in accordance with Rule 10b5-1 trading plans in existence on the date of this prospectus supplement; (E) the entrance into any new, or the renewal or amendment of any existing, Rule 10b5-1 trading plan, provided that in connection with such entry, renewal or amendment, no shares of our common stock shall be scheduled for sale thereunder during the 90-day period after the date of this prospectus supplement; (F) the transfer of shares of our common stock issued upon the “cashless” exercise of options to purchase our common stock for any withholding taxes on the exercise thereof or to pay the exercise price thereof pursuant to our existing stock incentive plan; (G) the transfer of shares of our common stock withheld by us upon the vesting of stock awards under our existing stock incentive plan to satisfy our withholding obligations; and (H) the disposition of shares of our common stock, securities convertible into or exercisable or exchangeable for our common stock pursuant to any merger, consolidation, business combination, tender offer or change of control transaction involving us and an unaffiliated third party on terms available to our stockholders generally.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common shares to the public in that Relevant Member State prior to the publication of a prospectus supplement in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

Conflicts of interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Specifically, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as syndication agent and a lender under our revolving credit facility; KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc., serves as documentation agent and a lender under our revolving credit facility; Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, serves as a lender under our revolving credit facility; and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, serves as a lender under our revolving credit facility. Accordingly, affiliates of J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC will receive their respective share of any repayment by us of amounts outstanding under our revolving credit facility from the proceeds of this offering. Because more than five percent of the net proceeds of this offering may be paid to affiliates of members of the Financial Industry Regulatory Authority, Inc. participating in this offering, the offering will be conducted in accordance with FINRA Rule 5121. However, no qualified independent underwriter is needed for this offering because there is a “bona fide public market” for shares of our common stock, as defined in FINRA Rule 5121(f)(3).

Legal matters

Certain legal matters in connection with the securities will be passed upon by Thompson & Knight LLP, Dallas, Texas, as our counsel. Certain legal matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

Experts

The consolidated financial statements of Approach Resources Inc. and subsidiaries incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting have been audited by Hein & Associates LLP, independent registered public accountants, as stated in their reports appearing in our Annual Report on Form 10-K for the year ended December 31, 2011, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of our oil and natural gas reserves and related information included in or incorporated herein by reference have been derived from reports prepared by DeGolyer and MacNaughton. All such information has been so included or incorporated by reference in reliance upon the authority of DeGolyer and MacNaughton as experts in these matters.

PROSPECTUS

APPROACH RESOURCES INC.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Debt Securities

Guarantee of Debt Securities of Approach Resources Inc. by:

Approach Resources I, LP

Approach Oil & Gas Inc.

Approach Operating, LLC

Approach Delaware, LLC

Approach Services, LLC

We may offer and sell the securities listed above from time to time in one or more transactions. Any non-convertible debt securities we issue under this prospectus may be guaranteed by one or more of our subsidiaries.

The securities:

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities;

•	may be guaranteed by certain of our domestic subsidiaries; and

•	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement

We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our domestic subsidiaries. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the net proceeds that we expect to receive from selling the securities being offered. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” beginning on page 5 of this prospectus.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “AREX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 18, 2011.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment in our securities.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of such document.

In this prospectus, the “Company,” “we,” “us,” “our” or “ours” refer to Approach Resources Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

APPROACH RESOURCES INC.

Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of oil and gas properties. Our core properties are located in the Permian Basin in West Texas (Clearfork, Wolfcamp Shale, Canyon Sands, Strawn and Ellenburger target formations). We also own interests in the East Texas Basin (Cotton Valley Sands and Cotton Valley Lime target formations) and in the Chama Basin in Northern New Mexico (Mancos Shale target formation). The Company was incorporated in Delaware in 2002. Our principal executive offices are located at One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, and our telephone number is (817) 989-9000.

THE SUBSIDIARY GUARANTORS

Certain of our domestic subsidiaries, which we refer to as the Subsidiary Guarantors in this prospectus, may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our Subsidiary Guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-33801) pursuant to the Exchange Act. You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•

our Current Reports on Form 8-K filed on January 6, 2011, January 14, 2011, January 28, 2011, March 1, 2011 (as such Current Report on Form 8-K was amended by the Form 8-K/A with the SEC on April 21, 2011), April 8, 2011 and May 4, 2011; and

•

the description of our common stock contained in our registration statement on Form 8-A12B filed on November 5, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

Attention: Executive Vice President and General Counsel

(817) 989-9000

We also maintain a website at http://www.approachresources.com. The information on our website is not part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, any prospectus supplement and in the documents incorporated herein by reference, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, typical well economics and our future reserves, production, revenues, costs, income, capital spending, 3-D seismic operations, interpretation and results and obtaining permits and regulatory approvals. When we use the words “will,” “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “potential” or their negatives, other similar expressions or the statements that include those words, they are intended to identify a forward-looking statement, although not all forward-looking statements contain such identifying words.

These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors detailed below and discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, and our subsequent SEC filings. All forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and all forward-looking statements incorporated by reference into this prospectus speak only as of the dates such statements were issued. We expressly disclaim all responsibility to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	our business strategy, including our ability to recover oil and gas in place associated with our Wolffork oil resource play in the Permian Basin;

•	estimated quantities of oil, natural gas liquids, which we refer to as NGLs, and gas reserves;

•	uncertainty of commodity prices in oil, gas and NGLs;

•	overall United States and global economic and financial market conditions;

•	domestic and foreign demand and supply for oil, gas, NGLs and the products derived from such hydrocarbons;

•	disruption of credit and capital markets;

•	our financial position;

•	our cash flow and liquidity;

•	replacing our oil and natural gas reserves;

•	our inability to retain and attract key personnel;

•	uncertainty regarding our future operating results;

•	uncertainties in exploring for and producing oil and gas;

•	high costs, shortages, delivery delays or unavailability of drilling and completion, equipment, materials, labor or other services;

•	disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver our gas and NGLs and other processing and transportation considerations;

•	our inability to obtain additional financing necessary to fund our operations and capital expenditures and to meet our other obligations;

•	competition in the oil and gas industry;

•	marketing of oil, gas and NGLs;

•	interpretation of 3-D seismic data;

•	development of our current asset base or property acquisitions;

•	the effects of government regulation and permitting and other legal requirements;

•	plans, objectives, expectations and intentions contained in this prospectus, any prospectus supplement and the documents we incorporate herein by reference that are not historical; and

•	the other risks described in this prospectus, any prospectus supplement and the documents we incorporate herein by reference.

RISK FACTORS

You should carefully consider the risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, before investing in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Three Months Ended March 31, 2011	Years Ended December 31,
		2010	2009		2008	2007	2006
Ratio of (loss) earnings to fixed charges(1)	5.35x	6.21x	—	(2)	27.89x	1.47x	9.73x

(1)	The ratio has been computed by dividing (loss) earnings by fixed charges. For purposes of computing the ratio, (i) (loss) earnings consist of (loss) income before income taxes, and (ii) fixed charges consist of interest expense and a portion of rentals representative of an implicit interest factor for such rentals.
(2)	Due to our net loss for the year ended December 31, 2009, the coverage ratio for this period was less than 1:1. To achieve a coverage ratio of 1:1, we would have needed additional earnings of approximately $4.2 million for the year ended December 31, 2009.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus and any applicable prospectus supplement for general corporate purposes. These purposes may include repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities.

DESCRIPTION OF CAPITAL STOCK

The following description is based on relevant provisions of the Delaware General Corporation Law, which we refer to as the DGCL, our restated certificate of incorporation, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of DGCL and to our certificate of incorporation and bylaws.

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Under the DGCL, our stockholders shall not be personally liable for our debts or obligations except as they may be liable by reason of their own conduct or acts.

Common Stock

As of May 11, 2011, we had a total of 28,462,505 shares of common stock issued and outstanding, including 874,536 shares of restricted stock. The shares of restricted stock have voting rights, rights to receive dividends and are subject to certain forfeiture restrictions. Additionally, options to purchase 302,775 shares of common stock are currently outstanding and have been granted to certain members of our management and other employees. We have reserved 10% of our outstanding shares of common stock for grant of awards under our 2007 Stock Incentive Plan (which are adjusted each year to remain at 10% of the outstanding shares of our common stock), plus all shares of common stock that remain available for grant of awards under a prior plan, plus shares of common stock subject to outstanding awards under the prior plan that later cease to be subject to those awards for any reason other than those awards having been exercised.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

Holders of our common stock are entitled to receive dividends if and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Upon our dissolution, liquidation or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all our assets available for distribution to our stockholders after satisfaction of our debts and other liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have no preemptive, conversion, redemption or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “AREX.” As of May 11, 2011, there were 80 holders of record of our common stock.

Preferred Stock

Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 10,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of our stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock and could also affect the likelihood that holders of our common stock will receive dividend payments and payments on liquidation. Although prior to issuing any series of preferred stock our board of directors will be required to make a determination as to whether the issuance is in the best interest of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange requirements.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. We currently have no shares of preferred stock outstanding.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

A number of provisions in our certificate of incorporation, our bylaws and the DGCL may make it more difficult to acquire control of us. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors;

•	discourage transactions which may involve an actual or threatened change in control of us;

•	discourage tactics that may be involved in proxy fights; and

•	encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

Written consent of stockholders. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

Call of special stockholder meetings. Our bylaws provide that stockholders are not permitted to call special meetings of stockholders. Only our board of directors, chairman or Chief Executive Officer is permitted to call a meeting of stockholders.

Amending the bylaws. Our certificate of incorporation permits our board of directors to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Our certificate of incorporation also provides that our bylaws may be amended by the affirmative vote of at least 67% of the voting power of the outstanding shares of our capital stock.

Classified board. Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board of directors.

Advance notice procedures for stockholder proposals and director nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to or mailed and received at our principal executive offices not less than 90 and no more than 120 calendar days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. In addition, our bylaws specify requirements for the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Filling board of directors vacancies; removal. Our certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation provides, in accordance with the DGCL, that the stockholders may remove directors only for cause and by the affirmative vote of at least 67% of the voting power of all of the then-outstanding shares of our common stock. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

No cumulative voting. The DGCL provides that stockholders are not entitled to use cumulative voting in the election of directors unless our restated certificate of incorporation provides otherwise. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly precludes cumulative voting.

Authorized but unissued shares. Our certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL regulating corporate takeovers. This section prevents a Delaware corporation from engaging in a business combination that includes a merger or sale of more than 10% of the corporation’s assets with a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any of those persons. That prohibition extends for three years following the date that stockholder acquired that amount of stock unless:

•	the transaction in which that stockholder acquired the stock is approved by the board of directors prior to that date;

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upon completion of the transaction that resulted in the acquisition of the stock, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

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on or after the date the stockholder acquired the stock, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

Stockholders may, by adopting an amendment to our certificate of incorporation or our bylaws, elect for the corporation not to be governed by Section 203 of the DGCL. Such amendment shall not become effective until 12 months after the date it is adopted or applies to a stockholder. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. Section 203 will not apply to a business combination between us and Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P. or Yorktown Energy Partners VII, L.P., or collectively, Yorktown, which are under common management, or a Yorktown affiliate because Yorktown held more than 15% of our stock prior to the effective date of our certificate of incorporation.

Limitation of liability of directors and officers; indemnification. Our certificate of incorporation provides that to the fullest extent permitted by Delaware law, as that law may be amended and supplemented from time to time, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) the payment of dividends in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. The effect of the provision of our certificate of incorporation is to eliminate the rights of the company and our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent behavior) except in the situations described in clauses (i) through (iv) above. Our bylaws also set forth certain indemnification provisions and provide for the advancement of expenses incurred by a director in defending a claim by reason of the fact that he was one of our directors (or was serving as a director or officer of another entity at our request), provided that the director agrees to repay the amounts advanced if the director is not entitled to be indemnified by us under the provisions of the DGCL. The indemnification provisions of our certificate of incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though an action, if successful, otherwise might have benefited us and our stockholders.

The right to indemnification and advancement of expenses are not exclusive of any other rights to indemnification our directors or officers may be entitled to under any agreement, vote of stockholders or disinterested directors or otherwise. We have entered into indemnification agreements with each of our directors and some of our officers pursuant to which we agree to indemnify the director or officer against expenses, judgments, fines or amounts paid in settlement incurred by the director or officer and arising in his capacity as a director, officer, employee and/or agent of the Company or other enterprise of which he is a director, officer, employee or agent acting at our request to the maximum extent permitted by applicable law, subject to certain limitations. Additionally, under Delaware law, we may purchase and maintain insurance for the benefit and on behalf of our directors and officers insuring against all liabilities that may be incurred by the director or officer in or arising out of his capacity as our director, officer, employee and/or agent.

Business Opportunities Renunciation

All of our non-employee directors and certain of our stockholders may from time to time have investments in other exploration and production companies that may compete with us. Section 122(17) of the DGCL permits a Delaware corporation, such as the Company, to renounce in its certificate of incorporation or by action of its board of directors any interest or expectancy of the corporation in certain opportunities, effectively eliminating the ambiguity in a Delaware corporation’s ability to do so in advance arising out of prior Delaware case law. Under corporate law concepts of fiduciary duty, officers and directors generally have a duty to disclose to us opportunities that are related to our business and are generally prohibited from pursuing those opportunities unless we determine that we are not going to pursue them. Our certificate of incorporation and our business opportunities agreements provide that so long as any of the parties to the business opportunities agreements, which we refer to as “designated parties,” is serving as a member of our board of directors, we renounce any interest or expectancy in any business opportunity, transaction or other matter in and that involves any aspect of the oil and gas exploration, exploitation, development and production other than:

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any business opportunity that is brought to the attention of a designated party solely in such person’s capacity as a director of the Company and with respect to which, at the time of such presentment, no other designated party has independently received notice or otherwise identified such opportunity; or

•	any business opportunity that is identified by a designated party solely through the disclosure of information by or on behalf of us.

Thus, for example, designated parties may pursue opportunities in the oil and gas exploration and production industry for their own account. Our certificate of incorporation provides that the designated parties have no obligation to offer such opportunities to us.

Pursuant to the business opportunities agreements approved by our board of directors, each of the designated parties do not have a duty to inform us of a business opportunity that he becomes aware of so long as he did not become aware of the opportunity solely as a consequence of serving as a member of our board of directors. Furthermore, the designated parties each are permitted to pursue that opportunity even if it is competitive with our business. The business opportunities agreements do not prohibit us from pursuing any business opportunity to which we have renounced any interest or expectancy. The business opportunities agreements provide the designated parties and their respective affiliates with some certainty that opportunities that they independently pursue will not be required to be first offered to us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depositary Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement of which this prospectus forms a part in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed, or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefore.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

•	the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

•	the date on which the right to exercise the warrants commences and the date on which such right expires, which we refer to as the expiration date;

•	United States federal income tax consequences applicable to the warrants;

•	the amount of the warrants outstanding as of the most recent practicable date; and

•	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the expiration date (or such later date to which we may extend such expiration date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase preferred stock, common stock or other securities that are being registered hereunder. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share preferred stock, common stock or other securities upon the exercise of the rights;

•	the number and terms of the shares preferred stock, common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular term of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement.

The debt securities will be either senior debt securities or subordinated debt securities. The senior and subordinated debt securities will be issued under separate indentures among us, the subsidiary guarantors of the debt securities, if any, and a trustee to be determined. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called “indentures.”

Unless the debt securities are guaranteed by our subsidiaries as described below, the rights of the Company and our creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the indentures below. The summary is not complete. The form of each indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the indentures for provisions that may be important to you.

General

The indentures provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations.

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in this prospectus under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the debt securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of debt securities, certain subsidiaries of the Company, each referred to as a subsidiary guarantor, will fully and unconditionally guarantee that series as described in this prospectus under “—Subsidiary Guarantee” and in the prospectus supplement. Each subsidiary guarantee will be an unsecured obligation of the subsidiary guarantor. A subsidiary guarantee of subordinated debt securities will be subordinated to the senior debt of the subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt.

The applicable prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will set forth the price or prices at which the debt securities to be issued will be offered for sale and will describe the following terms of such debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

•	whether any subsidiary guarantor will provide a subsidiary guarantee of the debt securities, and the terms of any subordination of such guarantee;

•	any limit on the aggregate principal amount of the debt securities;

•	each date on which the principal of the debt securities will be payable;

•	the interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	each place where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or otherwise repay some or all of the debt securities;

•	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	whether the debt securities will be subject to certain optional interest rate reset provisions;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	any additional means of satisfaction or discharge of the debt securities;

•	whether the debt securities are defeasible;

•	any deletions, modifications, additions to or changes in the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

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whether the debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

•	any addition to or change in the covenants in the indenture applicable to the debt securities;

•	whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us.

Original Issue Discount

Debt securities, including any debt securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, or “original issue discount securities,” may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinated in right of payment to the prior payment in full of all of our senior debt, including the senior debt securities, and it may also be senior in right of payment to all of our subordinated debt. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

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the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

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the applicability and effect of such provisions in the event of specified defaults with respect to any senior debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the subordinated debt securities; and

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the definition of senior debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the prospectus supplement will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the subordinated debt securities as described in this prospectus under “—Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantees

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our domestic subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subsidiary guarantee of the subsidiary guarantors.

Subject to the limitations described below and in the prospectus supplement, one or more of the subsidiary guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at maturity, by acceleration or otherwise, of all our payment obligations under the indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by a subsidiary guarantor being herein called the “guaranteed obligations”). The subsidiary guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the trustee in enforcing any rights under a subsidiary guarantee with respect to a subsidiary guarantor.

In the case of subordinated debt securities, a subsidiary guarantor’s subsidiary guarantee will be subordinated in right of payment to the senior debt of such subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt. No payment will be made by any subsidiary guarantor under its subsidiary guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated indenture.

Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each subsidiary guarantee will be a continuing guarantee and will:

•

remain in full force and effect until either (i) payment in full of all the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture), or (ii) released as described in the following paragraph;

•	be binding upon each subsidiary guarantor; and

•	inure to the benefit of and be enforceable by the trustee, the debt securities holders and their successors, transferees and assigns.

In the event that (i) a subsidiary guarantor ceases to be a subsidiary, (ii) either legal defeasance or covenant defeasance occurs with respect to the series or (iii) all or substantially all of the assets or all of the capital stock of such subsidiary guarantor is sold, including by way of sale, merger, consolidation or otherwise, such subsidiary guarantor will be released and discharged of its obligations under its subsidiary guarantee without any further action required on the part of the trustee or any debt securities holder, and no other person acquiring or owning the assets or capital stock of such subsidiary guarantor will be required to enter into a subsidiary guarantee. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its subsidiary guarantee.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the debt securities holder, subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The security registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities they represent.

Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable indenture.

Notwithstanding any provision of the indentures or any debt security described in this prospectus, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture, and in either case we fail to appoint a successor depositary within 90 days;

•

an event of default with respect to the debt securities represented by such global security has occurred and is continuing and the trustee has received a written request from the depositary to issue certificated debt securities;

•	subject to the rules of the depositary, we shall have elected to terminate the book-entry system through the depositary; or

•	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and debt securities holder of such global security and the debt securities that it represents for all purposes under the debt securities and the applicable indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for those interests and will not be considered to be the owners or holders of such global security or any debt securities that it represents for any purpose under the debt securities or the applicable indenture. All payments on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the security. The laws of some jurisdictions may require that some purchasers of debt securities take physical delivery of such debt securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, or “participants,” and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the subsidiary guarantors, the trustees or the agents of us, the subsidiary guarantors or the trustees will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor securities) is registered at the close of business on the record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated form may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in the City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series, and the corporate trust office of the trustee under the subordinated indenture in the City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All money paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any person, which we refer to as a successor person, and may not permit any person to consolidate with or merge into us, unless:

•

the successor person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

•

immediately before and after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

The successor person (if not us) will be substituted for us under the applicable indenture with the same effect as if it had been an original party to such indenture, and, except in the case of a lease, we will be relieved from any further obligations under such indenture and the debt securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the applicable indenture with respect to debt securities of any series:

1. failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

2. failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

3. failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

4. failure to perform or comply with the provisions described in this prospectus under “—Consolidation, Merger and Sale of Assets”;

5. failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

6. any debt of ourselves, any significant subsidiary or, if a subsidiary guarantor has guaranteed the series, such subsidiary guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $20 million;

7. any judgment or decree for the payment of money in excess of $20 million is entered against us, any significant subsidiary or, if a subsidiary guarantor has guaranteed the series, such subsidiary guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

8. certain events of bankruptcy, insolvency or reorganization affecting us, any significant subsidiary or, if a subsidiary guarantor has guaranteed the series, such subsidiary guarantor; and

9. if any subsidiary guarantor has guaranteed such series, the subsidiary guarantee of any such subsidiary guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable indenture) or any subsidiary guarantor or any person acting on behalf of any subsidiary guarantor denies or disaffirms such subsidiary guarantor’s obligations under its subsidiary guarantee (other than by reason of a release of such subsidiary guarantor from its subsidiary guarantee in accordance with the terms of the applicable indenture).

If an event of default (other than an event of default with respect to Approach Resources Inc. described in clause (8) above) with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security, such portion of the principal amount of such debt security as may be specified in the terms of such debt security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an event of default with respect to Approach Resources Inc. described in clause (8) above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the indentures relating to the duties of the trustees in case an event of default has occurred and is continuing, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered to such trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustees, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee under the applicable indenture written notice of a continuing event of default with respect to the debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable security or indemnity, to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding, and has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security or, if applicable, to convert such debt security.

We will be required to furnish to each trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•

to evidence the succession under the indenture of another person to us or any subsidiary guarantor and to provide for its assumption of our or such subsidiary guarantor’s obligations to holders of debt securities;

•

to make any changes that would add any additional covenants of us or the subsidiary guarantors for the benefit of the holders of debt securities or that do not adversely affect the rights under the indenture of the holders of debt securities in any material respect;

•	to add any additional events of default;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to secure the debt securities;

•	to establish the form or terms of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

•	to cure any ambiguity, defect or inconsistency;

•	to add subsidiary guarantors; or

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior debt.

Other modifications and amendments of an indenture may be made by us, the subsidiary guarantors, if applicable, and the applicable trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

•

modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the holders of the subordinated debt securities;

•	except as provided in the applicable indenture, release the subsidiary guarantee of a subsidiary guarantor;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver; or

•	following the making of an offer to purchase debt securities from any holder that has been made pursuant to a covenant in such indenture, modify such covenant in a manner adverse to such holder.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Each of the indentures provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such indenture as of any date:

•

the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

•

if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security;

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in such clause); and

•	certain debt securities, including those owned by us, any subsidiary guarantor or any of our other affiliates, will not be deemed to be outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, only persons who are holders of outstanding debt securities of that series on the record date may take such action. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

•	either:

(i)	all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(ii)	all outstanding debt securities of that series that have been not delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited with the trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of that series; and

•

we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the debt securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we refer to as legal defeasance, or relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series, which we refer to as covenant defeasance.

Legal Defeasance

The indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of debt securities, we and, if applicable, each subsidiary guarantor will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

1. we have delivered to the applicable trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

2. no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of such deposit or, with respect to any event of default described in clause (8) under “—Events of Default,” at any time until 121 days after such deposit;

3. such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable indenture) to which we are a party or by which we are bound;

4. in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any senior debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any senior debt and no other event of default with respect to any senior debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

5. we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended.

Covenant Defeasance

The indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any debt securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

If we exercise either our legal defeasance or covenant defeasance option, any subsidiary guarantee will terminate.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any subsidiary guarantor, as such, shall have any liability for any obligations of the Company or any subsidiary guarantor under the debt securities, the indentures or any subsidiary guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, each holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

We, the subsidiary guarantors, the trustees and any agent of ours, the subsidiary guarantors or a trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if it is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee must be accompanied by an officers’ certificate and an opinion of counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers, including our affiliates and stockholders, (iii) through agents or (iv) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the estimated net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more agents, dealers, underwriters, including standby underwriters, or remarketing firms to sell the unsubscribed securities to third parties.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer pursuant to this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

The maximum commission or discount to be received by any FINRA member or independent broker/dealer will not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with the National Association of Securities Dealers Conduct Rule 2710(h).

Direct Sales and Sales Through Agents

We may sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the offered securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the offered securities upon the exercise of rights that we may issue to our securityholders. We may also sell the offered securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Agents, dealers, underwriters and remarketing firms that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Thompson & Knight LLP, Dallas, Texas, as our counsel. Underwriters, dealers, agents and remarketing firms, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The (i) consolidated financial statements of Approach Resources Inc. and subsidiaries incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, (ii) management’s assessment of the effectiveness of internal control over financial reporting incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, and (iii) the statement of revenues and direct operating expenses of properties acquired by Approach Resources Inc. incorporated herein by reference to our Current Report on Form 8-K/A filed on April 21, 2011, have been audited by Hein & Associates LLP, independent registered public accountants, as stated in their reports appearing in our Annual Report on Form 10-K for the year ended December 31, 2010 and their report appearing in our Current Report on Form 8-K/A filed on April 21, 2011, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of our oil and natural gas reserves and related information included in this prospectus, any applicable prospectus supplement or incorporated herein by reference have been derived from reports prepared by DeGolyer and MacNaughton. All such information has been so included or incorporated by reference in reliance upon the authority of DeGolyer and MacNaughton as experts in these matters.